EXHIBIT 99.1

RISK FACTORS

The following factors may impact the business, financial condition and results of operations of Shore Bancshares, Inc. and should be considered carefully in evaluating an investment in shares of common stock of Shore Bancshares, Inc. Shore Bancshares, Inc. and, as the context requires, its subsidiaries are sometimes referred to in these Risk Factors as “the Company”, “we”, “us”, and “our”.

Our Future Depends on the Successful Growth of Our Subsidiaries

The Company’s primary business activity for the foreseeable future will be to act as the holding company of The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, The Felton Bank, and our other subsidiaries. Therefore, our future profitability will depend on the success and growth of these subsidiaries. In the future, part of our growth may come from buying other banks and buying or establishing other companies. Such entities may not be profitable after they are purchased or established, and they may lose money, particularly at first. A new bank or company may bring with it unexpected liabilities, bad loans, or bad employee relations, or the new bank or company may lose customers.

A Majority of Our Business is Concentrated in Maryland; A Significant Amount of Our Business is Concentrated in Real Estate Lending

A majority of our customers are Maryland residents. Therefore, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose loan portfolios are geographically diverse. Further, our bank subsidiaries make many real estate secured loans, which are in greater demand when interest rates are low and economic conditions are good. Even when economic conditions are good and interest rates are low, these conditions may not continue. Additionally, the market values of the real estate securing these loans may deteriorate, and we may lose money if a borrower fails to repay a real estate loan.

Our Bank Subsidiaries May Experience Loan Losses in Excess of Their Allowances

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management bases the allowance for loan losses upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, or if the bank regulatory authorities, as a part of their examination process, require our bank subsidiaries to increase their respective allowance for loan losses, our earnings and capital could be significantly and adversely affected. Although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to our non-performing or performing loans. Material additions to the allowance for loan losses of one of our bank subsidiaries would result in a decrease in that bank’s net income and capital and could have a material adverse effect on us.

Interest Rates and Other Economic Conditions Will Impact Our Results of Operations

Results of operations for financial institutions, including the Company and its subsidiaries, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. Our profitability is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities (i.e., net interest income), including advances from the Federal Home Loan Bank of Atlanta. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time period is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time period is considered liability-sensitive and is reflected as negative gap. An asset-sensitive position (i.e., a positive gap) could enhance earnings in a rising interest rate environment and could negatively impact earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) could enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. We have attempted to structure our asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates, but there can be no assurance that these attempts will be successful in the event of such changes.

Our Ability to Pay Dividends is Limited

Holders of shares of common stock of Shore Bancshares, Inc. are entitled to dividends if, when, and as declared by our Board of Directors out of funds legally available for that purpose. Our current ability to pay dividends to stockholders is largely dependent upon the receipt of dividends from our bank subsidiaries. Both federal and state laws impose restrictions on the ability of banks to pay dividends. Federal law prohibits the payment of a dividend by an insured depository institution if the depository institution is considered “undercapitalized” or if the payment of the dividend would make the institution “undercapitalized”. For a Maryland state-chartered bank, dividends may be paid out of undivided profits or, with the prior approval of the Maryland Commissioner of Financial Regulation (the “Maryland Commissioner”), from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, then cash dividends may not be paid in excess of 90% of net earnings. National banking associations are generally limited, subject to certain exceptions, to paying dividends out of undivided profits. For a Delaware state-chartered bank, dividends may be paid out of net profits, but only if its surplus fund is equal to or greater than 50% of its required capital stock. If a Delaware bank’s surplus is less than 100% of capital stock when it declares a dividend, then it must carry 25% of its net profits of the preceding period for which the dividend is paid to its surplus fund until the surplus amounts to 100% of its capital stock. In addition to these specific restrictions, bank regulatory agencies also have the ability to prohibit proposed dividends by a financial institution that would otherwise be permitted under applicable regulations if the regulatory body determines that such distribution would constitute an unsafe or unsound practice. Because of these limitations, there can be no guarantee that our Board of Directors will declare dividends in any fiscal quarter.

The Market Value of Our Investments Could Decline

As of December 31, 2004, we had classified 87% of our investment securities as available-for-sale pursuant to Statement of Financial Accounting Standards No. 115 (“SFAS 115”) relating to accounting for investments. SFAS 115 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio be “marked to market” and reflected as a separate item in stockholders’ equity (net of tax) as accumulated other comprehensive income. The remaining investment securities are classified as held-to-maturity in accordance with SFAS 115, and are stated at amortized cost.

In the past, gains on sales of investment securities have not been a significant source of income for us. There can be no assurance that future market performance of our investment portfolio will enable us to realize income from sales of securities. Stockholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. There can be no assurance that the market value of our investment portfolio will not decline, causing a corresponding decline in stockholders’ equity.

Management believes that several factors will affect the market values of our investment portfolio. These include, but are not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve (the yield curve refers to the differences between shorter-term and longer-term interest rates; a positively sloped yield curve means shorter-term rates are lower than longer-term rates). Also, the passage of time will affect the market values of our investment securities, in that the closer they are to maturing, the closer the market price should be to par value. These and other factors may impact specific categories of the portfolio differently, and management cannot predict the effect these factors may have on any specific category.

The Banking Industry is Heavily Regulated; Significant Regulatory Changes Could Adversely Affect Our Operations

Our operations are and will be affected by current and future legislation and by the policies established from time to time by various federal and state regulatory authorities. The Company is subject to supervision by the FRB; the Talbot Bank of Easton, Maryland is subject to supervision and periodic examination by the Maryland Commissioner and the Federal Deposit Insurance Corporation (“FDIC”); The Centreville National Bank of Maryland is subject to supervision and periodic examination by the Office of the Comptroller of the Currency and the FDIC; and The Felton Bank is subject to supervision and periodic examination by the Delaware State Bank Commissioner and the FDIC. Banking regulations, designed primarily for the safety of depositors, may limit a financial institution’s growth and the return to its investors by restricting such activities as the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates, interest rates paid on deposits, expansion of branch offices, and the offering of securities or trust services. Our bank subsidiaries are also subject to capitalization guidelines established by federal law and could be subject to enforcement actions to the extent that those banks are found by regulatory examiners to be undercapitalized. It is not possible to predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our future business and earnings prospects, as well as those of our bank subsidiaries. Management also cannot predict the nature or the extent of the effect on our business and earnings of future fiscal or monetary policies, economic controls, or new federal or state legislation. Further, the cost of compliance with regulatory requirements may adversely affect our ability to operate profitably.

We Operate in a Competitive Market

We operate in a competitive environment, competing for loans, deposits, insurance products and customers with commercial banks, savings associations and other financial entities. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market and mutual funds and other investment alternatives. Competition for loans comes primarily from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries. Competition for other products, such as insurance and securities products, comes from other banks, securities and brokerage companies, insurance companies, insurance agents and brokers, and other nonbank financial service providers in our market areas. Many of these competitors are much larger in terms of total assets and capitalization, have greater access to capital markets, and/or offer a broader range of financial services than those offered by us. In addition, banks with a larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the needs of larger customers. Finally, our growth and profitability will depend upon our ability to attract and retain skilled managerial, marketing and technical personnel. Competition for qualified personnel in the financial services industry is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel.

We May be Subject to Claims

We may from time to time be subject to claims from customers for losses due to alleged breaches of fiduciary duties, errors and omissions of employees, officers and agents, incomplete documentation, the failure to comply with applicable laws and regulations, or many other reasons. Also, our employees may knowingly or unknowingly violate laws and regulations. Management may not be aware of any violations until after their occurrence. This lack of knowledge may not insulate us from liability. Claims and legal actions may result in legal expenses and liabilities that may reduce our profitability and hurt our financial condition.

The Shares of Our Common Stock are Not Heavily Traded

The shares of common stock of Shore Bancshares, Inc. are listed on the Nasdaq Small Cap Market and are not heavily traded. Stock that is not heavily traded can be more volatile than stock trading in an active public market. Factors such as our financial results, the introduction of new products and services by us or our competitors, and various factors affecting the banking industry generally may have a significant impact on the market price of the shares our common stock. Management cannot predict the extent to which an active public market for our common stock will develop or be sustained in the future. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, our stockholders may not be able to sell their shares at the volumes, prices, or times that they desire.

The Shares of Our Common Stock are Not Insured

Investments in the shares of common stock of Shore Bancshares, Inc. are not deposits and are not insured against loss by the government.

We May be Adversely Affected by Recent Legislation

The federal Gramm-Leach-Bliley Act (“GLBA”) was signed into law on November 12, 1999. Among other things, this law repeals restrictions on banks affiliating with securities firms. It also permits bank holding companies that become financial holding companies to engage in additional financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities that are currently not permitted for bank holding companies. GLBA may have the result of increasing the competition that the Company faces from larger banks and other companies. It is not possible to predict the full effect that GLBA will have on us. In addition, recent changes in other federal banking laws facilitate interstate branching and merger activity among banks. Such changes may result in an even greater degree of competition in the banking industry, and we may be brought into competition with institutions with which we do not presently compete. From time to time other changes are proposed to laws affecting the banking industry, and these changes could have a material effect on our business and prospects. Our future profitability may be adversely affected by increased competition resulting from this legislation.

We May Not be Able to Keep Pace with Developments in Technology

We use various technologies in our business, including telecommunication, data processing, computers, automation, internet-based banking, and debit cards. Technology changes rapidly. Our ability to compete successfully with other banks and non-bank entities may depend on whether we can exploit technological changes. We may not be able to exploit technological changes, and any investment we do make may not make us more profitable.

Our Articles of Incorporation and Bylaws and Maryland Law May Discourage a Corporate Takeover

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Shore Bancshares, Inc. contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of Shore Bancshares, Inc. These provisions provide for the classification of the Board into three classes; directors of each class generally serve for staggered three-year periods. No director may be removed except for cause and then only by a vote of at least two-thirds of the total eligible stockholder votes. In addition, Maryland law contains anti-takeover provisions that apply to Shore Bancshares, Inc. Although these provisions do not preclude a takeover, they may have the effect of discouraging a future takeover attempt which would not be approved by the Board of Directors, but pursuant to which stockholders might receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions will also render the removal of the Board of Directors and of management more difficult and, therefore, may serve to perpetuate current management. As a result of the foregoing, such provisions could potentially adversely affect the market price of the shares of common stock of Shore Bancshares, Inc.